Press Release	Source: Legend Media Inc.

Legend Media Secures Private Placement to Support Rapid China Advertising Growth
Wednesday April 2, 1:37 pm ET

BEIJING, April 2, 2008 (PRIME NEWSWIRE) -- Legend Media, Inc. (OTC BB:LEGE.OB - News), a rapidly growing advertising business focused on the Chinese radio market, today announced it has entered into a definitive purchase agreement with an institutional investor for $5,000,000 of gross proceeds in a private placement of its convertible preferred stock and warrants to purchase shares of the Company's common stock. The Company intends to use the net proceeds to fund acquisitions and for general corporate purposes. The Company's receipt of the financing is contingent upon the Company closing two acquisitions within a specified time period.

"The proceeds from this equity offering will help position us to take advantage of opportunities in the marketplace and fuel our continued growth in this dynamic industry,'' said Jeffrey Dash, Legend Media's President and Chief Executive Officer.

About Legend Media, Inc.

Legend Media, Inc., through its wholly owned subsidiary Well Chance Investments Limited (``Well Chance''), intends to build a leading, consumer advertising network in China that reaches consumers through multiple advertising mediums, with a specific near-term focus on radio. Well Chance is run by its world-class Executive Team, Advisory Board, and Board of Directors. These teams have helped to establish a network of partners in China and the United States that are actively working to build the Company's customer base, refine its business development strategies, and identify acquisition candidates. Well Chance leverages these partners to manage its relationships with major national and international advertising agencies, while local operators focus on maintaining radio station and advertiser relationships within their local markets.

Notice Regarding Forward-Looking Statements

This news release may contain ``forward-looking statements,'' as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Since the forward-looking statements relate to future developments, results, or events, these statements are highly speculative and involve risks, uncertainties, and assumptions that are difficult to assess and may be inaccurate. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and the Company and Well Chance assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Although the Company believes that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors and other information disclosed in the Company's periodic reports filed from time to time with the Securities and Exchange Commission and available at http://www.sec.gov.